UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report: May 22, 2014

(Date of earliest event reported)

Chegg, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36180	20-3237489
(Commission File Number)	(IRS Employer Identification No.)

3990 Freedom Circle Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

(408) 855-5700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2014, the Board of Directors of Chegg, Inc. (the “Company”) appointed Robin Tomasello, 43, the Company’s Vice President and Corporate Controller, as the Company’s Principal Accounting Officer to replace David Bernhardt, the Company’s former Corporate Controller who is currently serving as the Company’s Vice President, Financial Planning and Analysis.

From January 2012 until she became the Company’s Vice President and Corporate Controller in April 2014, Ms. Tomasello served as the Company’s Director of Accounting and Reporting. From February 2000 until she joined the Company in January 2012, Ms. Tomasello served in a variety of roles, most recently as the Assistant Controller at Palm, Inc., a smartphone provider. Ms. Tomasello holds a B.S. in business administration from California Polytechnic State University.

There are no family relationships between Ms. Tomasello and any of our directors or executive officers. There are no arrangements or understandings between Ms. Tomasello and any other persons pursuant to which Ms. Tomasello was appointed as the Company’s Principal Accounting Officer. Ms. Tomasello does not have a direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant and the amount involved exceeds $120,000.

Item 5.07. Submissions of Matters to a Vote of Security Holders.

On May 22, 2014, Chegg, Inc. (the “Registrant”) held its 2014 Annual Meeting of Stockholders (the “Meeting”). At the Meeting, the stockholders voted on the following two proposals and cast their votes as follows:

1.	To elect three Class I directors, each to serve until the third annual meeting of stockholders following the Meeting and until his successor has been elected and qualified or until his earlier resignation or removal:

Nominee	For	Withheld	Broker Non-Votes
Barry McCarthy	49,977,185	799,260	5,245,305
Dan Rosensweig	49,035,121	1,741,324	5,245,305
Ted Schlein	49,970,772	805,673	5,245,305

Each of the directors named under Proposal No. 1 was elected.

2.	To ratify the appointment of Ernst & Young LLP as the Registrant’s independent registered public accounting firm for the year ending December 31, 2014:

For	Against	Abstain
55,921,481	83,099	17,170

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEGG, INC.

By:	/s/ Andrew Brown Andrew Brown Chief Financial Officer

Date: May 22, 2014